Exhibit 10.1
Retirement Agreement
Mr. Gerald R. Johnson, Jr.
310 Leonard Street NW
Grand Rapids, Michigan 49504
Dear Jerry,
     This Retirement Agreement (this “Agreement”) is among you, Mercantile Bank Corporation (“MBC”), and Mercantile Bank of Michigan (“MBM”), and sets forth the agreement among us relating to your retirement from MBC, MBM, and their respective subsidiaries and affiliated companies (collectively the “Mercantile Entities”).
1. Retirement. Your retirement as an officer and employee of all Mercantile Entities will be effective as of the end of the day on June 30, 2007 (the “Retirement Time”), and your resignation from all of your positions as an officer or employee of all Mercantile Entities shall be automatically effective as of the Retirement Time.
2. Resignation as a director. This Agreement constitutes your resignation from the Boards of Directors of MBC, MBM and any other Mercantile Entities for whom you serve as a director, effective as of the Retirement Time.
3. Resignation as a trustee. Unless accomplished prior to the Retirement Time, you will resign as trustee of MBM’s 401(k) plan, and as an administrative trustee of Mercantile Bank Capital Trust I, effective as of the Retirement Time, and your rights and duties as trustee will be transferred to one or more successor trustees, or as otherwise requested by MBM or MBC.
4. Payments and benefits. You, MBC and MBM have previously entered into an Employment Agreement dated as of October 18, 2001, by and among you, MBC and MBM, as amended by agreements dated October 17, 2002 and November 17, 2005 (your “Employment Agreement”). In connection with your retirement, and as consideration for your agreements, releases and waivers set forth in this Agreement, and as payment in full of all amounts payable to you by MBC, MBM or any of the other Mercantile Entities, you will have all of the rights to payments and benefits that would have been provided to you under your Employment Agreement if you had terminated your employment for “Good Reason” under Section 8.3 of your Employment Agreement effective at the Retirement Time. These payments and benefits are set forth in Sections 8.5 (Obligations of Employers upon Termination without Cause or Employee’s Termination with Good Reason) and 9A (Delay in Severance Payments) of your Employment Agreement, and are subject to the other provisions of the Employment Agreement, including Section 13 (Deductions of Taxes and Adjustments re IRC Section

280G) and the last sentence of Section 19 (Entire Agreement and Regulatory Compliance) of your Employment Agreement. Notwithstanding the provisions of this Section above, you agree with respect to the payments and benefits provided for in Sections 8.5(c) and (d) of your Employment Agreement as follows:
     (a) All life insurance under the MBM’s split dollar life insurance or “BOLI” life insurance programs is excluded from Sections 8.5(c) and (d) of your Employment Agreement, and you will receive no coverage, payments or insurance relating to those programs.
     (b) The insurance provided under the following policies, for which you have been paying the premiums, are excluded from Section 8.5(c) of your Employment Agreement; however, to the extent that it is practical for you to acquire or keep the policies, by conversion or otherwise, at your expense, and without adversely affecting MBM or MBC, you may do so: (i) Mutual of Omaha $50,000 term life insurance policy insuring your life, (ii) MetLife individual long term care policy for you, and (iii) Colonial Life cancer insurance policy for you.
5. Your obligations under your Employment Agreement. This Agreement does not eliminate or reduce any of your duties or obligations under your Employment Agreement, or any of our rights under your Employment Agreement. Your duties and obligations under your Employment Agreement will continue to apply, including on and after the Retirement Time, to the same extent as if you had terminated your employment for “Good Reason” under Section 8.3 of your Employment Agreement effective at the Retirement Time, except that the provisions of Section 11 (Noncompetition Covenant) of your Employment Agreement are amended to read in full as follows, which expands the duration and geographic scope of your noncompete covenant:
“ 11. Noncompetition Covenant. From the time that the Employee’s employment with the Employers terminates through December 31, 2009, the Employee will not be employed by (including as an employee, independent contractor, consultant or otherwise) or act as a director or officer of any business involving or engaged in the business of banking within a 50-mile radius of any of the Cities of Ann Arbor, Grand Rapids, Holland, or Lansing, Michigan, where such business engages in soliciting, directly or indirectly, customers of the Bank.”
6. Cooperation and Transition. You agree (a) to cooperate fully in effecting a smooth transfer of your responsibilities relating to the Mercantile Entities, including your positions as trustee of MBM’s 401(k) plan and as an administrative trustee of Mercantile Bank Capital Trust I, (b) to return to the Mercantile Entities all documents, materials, records, or other things belonging to any of the Mercantile Entities or containing proprietary information of any of the Mercantile Entities, (c) to surrender to the Mercantile Entities all of their property, and (d) to reconcile all of your expense accounts. You agree that from the date of this Agreement through the Retirement Time, you will (a) diligently take all actions reasonably requested by MBC or MBM to assist in the effective transition of customers, prospective customers, and other business contacts of the Mercantile Entities with whom you have a relationship, to other officers and employees of MBC or MBM, and (b) devote substantially all of your business days to the business of MBC and MBM.
7. Comprehensive Unconditional Release. You hereby release and forever discharge MBC, MBM, each of the other Mercantile Entities, and their respective successors, assigns, affiliates, shareholders, directors, officers, trustees, administrators, employees, agents, subcontractors, consultants, representatives, and heirs (hereinafter collectively referred to as the “Released Persons”) from any and all claims, demands, actions, causes of action, lawsuits, liabilities, interest, attorney’s fees, damages, losses, expenses or costs of any and every nature whatsoever, expressly or impliedly that you may have had or do have as of the date of execution of this Agreement, including any claims that are known or unknown that may have been asserted by you or on your behalf against any of the Mercantile Entities or any of the other Released Persons, or involving any other matter relating to your employment or prospective employment, or position as an officer, director or trustee. This includes, but is not limited to, releasing any and all claims that you may have under the Michigan Elliott-Larsen Civil Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the Michigan Persons With Disabilities Civil Rights Act, and all other relevant state and Federal statutes. You agree that you will not seek, apply for, or accept employment with any of the Mercantile Entities without the written approval of an executive officer of MBC. This Section shall not be deemed to waive or release (a) any of your rights to payments or benefits provided for in this Agreement, including Section 4 of this Agreement, (b) any rights you may have to the return of the principal or interest on any deposits that you may have with MBM, in accordance with the terms of the deposit, (c) any rights you may have to indemnification or reimbursement or any limitation of liability applicable to you under the Articles of Incorporation or Bylaws of any of the Mercantile Entities and any rights you may have under any directors and officers liability insurance policy purchased by any of the Mercantile Entities, or (d) any persons, other than Mercantile Entities or their directors, officers, trustees, employees or counsel, from any claims, demands, actions, causes of action, lawsuits, liabilities, interest, attorney’s fees, damages, losses, expenses or costs, that are totally unrelated to any of the Mercantile Entities, or their business, or your service or the termination of your service as a director, officer, trustee or employee of any of the Mercantile Entities.
     You agree, promptly upon request by MBC or MBM, to execute an additional release of claims satisfactory to MBC and MBM after the Retirement Time, in order to continue to receive payments under this Agreement. The additional release shall cover substantially the matters referred to in this Section above through the Retirement Time.

8. Full Review and Knowing and Voluntary Agreement. You acknowledge and agree that:
     (a) You have been given the opportunity to fully review this Agreement, have thoroughly reviewed it, fully understand its terms and knowingly and voluntarily agree to all of its provisions including, but not limited to, the release set forth above.
     (b) You are receiving additional consideration for signing this Agreement, that you are not otherwise entitled to, including the payments and benefits provided for in Section 4 of this Agreement.
     (c) You have been provided up to twenty-one (21) days to consider whether to sign this Agreement and that such period is a reasonable time for your consideration of this Agreement.
     (d) MBC and MBM have advised you to consult with an attorney regarding this Agreement, and that you either consulted with an attorney regarding this Agreement or have intentionally chosen not to exercise your right to consult with an attorney regarding this Agreement.
     (e) If this Agreement is executed prior to the expiration of the twenty-one (21) day period that you were given to consider this Agreement, such execution was knowing and voluntary, your preference to do so, and without coercion from MBC, MBM or any other person.
9. Seven Day Revocation Period. You have the right to revoke this Agreement for a period of seven (7) days following the date of your signing this Agreement. You may revoke this Agreement by providing written notice of your revocation of this Agreement to the President, the Secretary or the Human Resource Director of MBM before expiration of the revocation period. This Agreement is not effective or enforceable until the seven day revocation period has expired.
10. Applicable Law and Severability. This Agreement shall be governed by the laws of the State of Michigan. If, for any reason, any provision of this Agreement is unenforceable, the remainder of this Agreement shall nonetheless remain binding and in effect.

11. Entire Agreement. This Agreement and your Employment Agreement constitute the entire agreement among you, MBC and MBM regarding the subject matter of this Agreement, and no amendment, deletion, addition, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by you, and on behalf of MBC and MBM by an authorized officer. This Agreement, together with your Employment Agreement, supersede all prior agreements and arrangements among you, MBC and MBM, or among you and any other Mercantile Entities, regarding the subject matter of this Agreement. No promises or representations have been made or relied upon apart from those expressly stated in this Agreement.
12. Arbitration. Except as provided in Section 12 of your Employment Agreement, any dispute arising out of this Agreement or your Employment Agreement, or any claimed breach, shall be exclusively resolved by binding arbitration in Grand Rapids, Michigan, and in accordance with the rules of the American Arbitration Association. Upon request of any party, the dispute, controversy or alleged breach shall be submitted to binding arbitration employing the following procedure. MBC or MBM, and the Employee, shall each select one person not related or affiliated to the selecting party to serve as an arbitrator, and the selection shall be made within thirty (30) days after the written request for arbitration. The two arbitrators selected shall choose a third independent arbitrator. The three selected arbitrators shall notify the parties of the date, time and place of the arbitration hearing. A decision shall be rendered within thirty (30) days after the arbitration hearing. The cost of the arbitrators and the arbitrators’ fees shall be shared equally by (a) MBC and MBM, or either of them, paying half, and (b) you paying the other half; provided, however, that the arbitrators in their sole discretion may allocate costs and fees solely to one of the parties to the arbitration if the arbitrators believed that the cause for the dispute, controversy or alleged breach was without merit or was caused solely by the unreasonable acts or omissions of the non-prevailing party or parties, as determined by the decision of the arbitrators. Each party shall be responsible for attorneys and experts engaged by the party on its or his behalf. A decision of two of the three arbitrators shall be determinative. Any decision rendered by arbitration shall be final, conclusive and binding and any party may obtain a judgment on the arbitration decision by submitting the arbitration decision to a circuit court in the State of Michigan.
13. Headings. The Paragraph headings in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

     Please read carefully. This Agreement includes a release of all known and unknown claims.
     Please confirm your agreement to the above by signing and returning to MBC or MBM a copy of this Agreement, in which case this will become a legally binding agreement among MBC, MBM and you, subject only to your right to revoke this Agreement as provided for in Section 9 of this Agreement.

MERCANTILE BANK CORPORATION

By:	/s/ Michael H. Price

Michael H. Price
President and Chief Operating Officer

Dated: May 24, 2007

MERCANTILE BANK OF MICHIGAN

By:	/s/ Michael H. Price

Michael H. Price President and Chief Executive Officer

Dated: May 24, 2007
I Agree to the above.

/s/ Gerald R. Johnson, Jr. Gerald R. Johnson, Jr.
Dated: May 24, 2007